THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAWS OR (II) THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

ONCOCYTE CORPORATION

Warrant No.: CSW-2019-01	Number of Shares: 250,000
Date of Issuance: August 1, 2019

FOR VALUE RECEIVED, the undersigned, OncoCyte Corporation, a California corporation (the “Company”), hereby certifies that Chardan Capital Markets, LLC (the “Holder”) is entitled to purchase from the Company, 250,000 duly authorized, validly issued, fully paid and non-assessable shares (the “Warrant Shares”) of common stock, no par value per share, of the Company (“Common Stock”), at an exercise price per share equal to $1.77 (the “Exercise Price”), being the most recent closing price per share prior to the issuance of this Warrant, subject to the provisions and upon the terms and conditions hereinafter set forth.

1. Certain Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York are authorized or obligated by law or executive order to close.

“Date of Issuance” means the date identified as such above.

“Securities” means this Warrant and the Warrant Shares, collectively.

“Warrant” means this Warrant, and any other warrants of like tenor issued in substitution or exchange for this Warrant.

2. Letter Agreement. This Warrant has been issued pursuant to the terms of the Letter Agreement, dated as of July 22, 2019, between the Company and the Holder.

3. Term. This Warrant shall be exercisable at any time or from time to time after the Date of Issuance and shall expire at 5:00 p.m., Eastern Time, on the fifth anniversary of the Date of Issuance (such period, the “Term”).

4. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time during the Term.

(b) Method of Exercise. The Holder may exercise this Warrant, in whole or in part, by the surrender of this Warrant, with the Notice of Exercise attached hereto duly executed, at the principal office of the Company, and the payment to the Company of an amount of consideration therefor equal to the Exercise Price multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised, payable by certified or official bank check payable to the Company or by wire transfer of immediately available funds to an account designated by the Company.

(c) Issuance of Stock Certificates. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the Warrant Shares so purchased shall be dated the date of such exercise and shall be delivered to the Holder within a reasonable time, not exceeding three (3) Business Days after the date of such exercise, and the Holder shall be deemed for all purposes to be the holder of the Warrant Shares so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder at the Company’s expense within such time.

(d) Compliance with Securities Laws.

(i) The Holder, by acceptance hereof, acknowledges that the Securities are being acquired solely for the Holder’s own account and not as a nominee for any other party, and not with a view to or in connection with a distribution, and that the Holder will not offer, sell or otherwise dispose of the Securities except pursuant to an effective registration statement under the Securities Act and under applicable State laws, or an exemption therefrom.

(ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAWS OR (II) THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(iii) Notwithstanding the foregoing, the legend requirement set forth in Section 4(d)(ii) shall terminate with respect to certificates representing Warrant Shares issued upon exercise of the Warrant immediately upon the effectiveness of a registration statement covering the sale of the Warrant Shares.

5. Stock Fully Paid; No Impairment.

The Company represents, warrants, covenants and agrees that:

(a) Stock Fully Paid. All Warrant Shares which may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Company. During the Term, the Company will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

(b) No Impairment.

(i) The Company shall not by any action including, without limitation, amending its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

(ii) The Company shall take all such action as may be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein or under applicable securities laws) upon the exercise of this Warrant.

(c) Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

6. Adjustments Affecting Common Stock.

(a) Reclassification, Splits, Dividends, etc.

(i) If at any time during the Term and prior to the exercise in full of this Warrant, there shall be any reclassification or change of the Common Stock issuable upon exercise of this Warrant, the Company shall execute a new Warrant, providing that the Holder of this Warrant shall have the right to exercise such new Warrant, in substantially the form hereof, and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the number and kind of shares of stock, other securities, money or property receivable upon such reclassification or change by a holder of one share of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

(ii) If at any time during the Term and prior to the exercise in full of this Warrant, the Issuer shall split, subdivide or combine its Common Stock, then the Exercise Price shall be proportionately decreased in the case of a split or subdivision or increased in the case of a combination. If at any time during the Term and prior to the exercise in full of this Warrant, the Company shall pay a stock dividend or other stock distribution with respect to the Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of the Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of the Common Stock outstanding immediately after such dividend or distribution.

(iii) After any adjustment of the Exercise Price pursuant to Section 6(a)(i) and 6(a)(ii), the number of Warrant Shares issuable at the new Exercise Price shall be adjusted to the number obtained by (A) multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such adjustment by the Exercise Price in effect immediately before such adjustment and (B) dividing the product so obtained by the new Exercise Price.

(b) Form of Warrant after Adjustments. The form of this Warrant need not be changed because of any adjustments in the Exercise Price or the number and kind of securities purchasable upon the exercise of this Warrant.

7. Notice of Adjustments. Whenever the Exercise Price shall be adjusted pursuant to Section 6 hereof (for purposes of this Section 7, each an “adjustment”), the Company shall prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and the Exercise Price after giving effect to such adjustment, and shall deliver copies of such certificate to the Holder promptly after each adjustment.

8. Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of a fractional Warrant Share which would otherwise be issuable, the Company shall pay to the Holder, within three (3) Business Days after the date of such exercise, an amount of cash equal to the product of such fraction multiplied by the last reported sales price of the Common Stock on the trading day preceding the date of the exercise, as reported on the primary securities exchange on which the Common Stock are then listed. The determination as to whether or not any fractional Warrant Shares are issuable shall be based upon the total number of shares of Common Stock for which warrants are being exercised at any one time by the Holder, not upon each warrant being exercised.

9. No Rights as a Shareholder. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as a shareholder of the Company.

10. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, and the observance of any term waived, only with the written consent of the Company and the Holder.

11. Governing Law. This Warrant will be governed by and construed and enforced under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

12. Waiver of Jury Trial. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Warrant or any transaction contemplated hereby.

13. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

14. Modification and Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision will be excluded from this Warrant and the balance of the Warrant will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Warrant on the Date of Issuance.

ONCOCYTE CORPORATION

By:	/s/ Mitchell Levine
Name:	Mitchell Levine
Title:	Chief Financial Officer

NOTICE OF EXERCISE

ONCOCYTE CORPORATION

OncoCyte Corporation

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

Attn: Chief Executive Officer

The undersigned Holder, pursuant to the provisions of Warrant No. CSW-2019-01 originally issued on August 1, 2019 (the “Warrant”), hereby irrevocably elects to purchase                     shares of Common Stock of OncoCyte Corporation. Capitalized terms not defined herein shall have the meanings set forth in the Warrant.

The undersigned tenders herewith payment of the Exercise Price for such shares in full, together with all applicable transfer taxes, if any, by (check one):

☐	Certified or Official Bank Check
☐	Wire Transfer

The exact name in which stock certificate(s) should be issued and address for delivery is:

Name:
Address:

“Holder”

By:
Name:

Title (if applicable):

Date: